NEWS RELEASE
FOR IMMEDIATE RELEASE
January 28, 2021
CAPITOL FEDERAL FINANCIAL, INC.®
REPORTS FIRST QUARTER FISCAL YEAR 2021 RESULTS

Topeka, KS - Capitol Federal Financial, Inc.® (NASDAQ: CFFN) (the "Company"), the parent company of Capitol Federal Savings Bank (the "Bank"), announced results today for the quarter ended December 31, 2020. Detailed results will be available in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2020, which will be filed with the Securities and Exchange Commission ("SEC") on or about February 9, 2021 and posted on our website, http://ir.capfed.com. For best viewing results, please view this release in Portable Document Format (PDF) on our website.

Highlights for the quarter include:
•net income of $18.9 million;
•basic and diluted earnings per share of $0.14;
•net interest margin of 1.92%;
•annualized deposit growth of approximately 14%;
•paid dividends of $29.1 million, or $0.215 per share;
•the Company adopted Accounting Standards Update ("ASU") 2016-13, Financial Instruments - Credit Losses: Measurement of Credit Losses on Financial Instruments, on October 1, 2020 which resulted in a cumulative-effect adjustment to retained earnings of $2.3 million (net of tax of $739 thousand); and
•on January 26, 2021, announced a cash dividend of $0.085 per share, payable on February 19, 2021 to stockholders of record as of the close of business on February 5, 2021.

Comparison of Operating Results for the Three Months Ended December 31, 2020 and September 30, 2020

For the quarter ended December 31, 2020, the Company recognized net income of $18.9 million, or $0.14 per share, compared to net income of $18.3 million, or $0.13 per share, for the quarter ended September 30, 2020. The increase was due primarily to a lower effective tax rate compared to the prior quarter. The net interest margin decreased 11 basis points, from 2.03% for the prior quarter to 1.92% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in the loan portfolio and securities portfolio yields, along with a decrease in the average balance of the loan portfolio, partially offset by a decrease in the cost of deposits.

Since the onset of the Coronavirus Disease 2019 ("COVID-19") pandemic, the Bank has lowered its offered rates on all deposit products except retail checking and savings accounts. The impact of reducing rates offered on our certificate of deposit products lowers the cost of deposits as certificates of deposit reprice to a lower rate when they mature and as new accounts are opened. We responded to lower market rates for lending by lowering rates offered on our loan products. Given current rates offered on new loans, increased prepayments on existing loans, and the volume of one- to four-family refinances and endorsements, the yield on the total loan portfolio is likely to continue to decrease. With significant cash inflows realized due to investment securities being called and prepayments on loans and mortgage-backed securities ("MBS"), the current yields on reinvested funds into new securities are lower than existing portfolio yields, reducing the yield on our investments significantly. Considering the drastic changes in market rates and the ongoing economic uncertainty, our net interest margin could continue to decrease, with further downside risk as a result of high levels of prepayments and premium amortization on correspondent one- to four-family loans and MBS.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 19 basis points, from 3.17% for the prior quarter to 2.98% for the current quarter, while the average balance of interest-earning assets increased $122.5 million between the two periods. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,694	$64,315	$(3,621)	(5.6)%
MBS	5,710	5,425	285	5.3
Federal Home Loan Bank Topeka ("FHLB") stock	1,069	1,080	(11)	(1.0)
Investment securities	683	731	(48)	(6.6)
Cash and cash equivalents	51	55	(4)	(7.3)
Total interest and dividend income	$68,207	$71,606	$(3,399)	(4.7)

The decrease in interest income on loans receivable was due to a $242.0 million decrease in the average balance and eight basis point decrease in the weighted average portfolio yield. The decrease in the average balance was primarily in the correspondent loan portfolio, as payoff activity outpaced purchases during the current quarter, along with a decrease in the commercial loan portfolio due primarily to the payoff of two large loans at the beginning of the current quarter. The weighted average yield on the loans receivable portfolio decreased from 3.49% for the prior quarter to 3.41% for the current quarter, due mainly to endorsements and refinances of one- to four-family loans to lower current market rates, along with an increase in premium amortization related to correspondent loan payoff activity.

The increase in interest income on the MBS portfolio was due to a $274.2 million increase in the average balance as a result of purchases, primarily utilizing funds received from loan repayments. This was partially offset by a 36 basis point decrease in the weighted average yield, to 1.75% for the current quarter, due primarily to purchases at lower market yields, along with an increase in the impact of net premium amortization.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 10 basis points, from 1.30% for the prior quarter to 1.20% for the current quarter, while the average balance of interest-bearing liabilities increased $119.7 million between the two periods. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$14,067	$15,299	$(1,232)	(8.1)%
Borrowings	10,327	10,624	(297)	(2.8)
Total interest expense	$24,394	$25,923	$(1,529)	(5.9)

The decrease in interest expense on deposits was due primarily to a decrease in the weighted average rate paid on the certificate of deposit portfolio. Management has generally reduced deposit offer rates as discussed above. See the Financial Condition section below for additional information on deposits.

The decrease in interest expense on borrowings was due primarily to not replacing term borrowings that matured during the current quarter and prior quarter. Cash flows from the deposit portfolio were generally utilized to repay maturing term borrowings during the current and prior quarters. The average balance of borrowings decreased $44.2 million compared to the prior quarter.

Provision for Credit Losses
ASU 2016-13 became effective for the Company on October 1, 2020. This ASU replaced the incurred loss impairment methodology for calculating allowance for credit losses ("ACL") under accounting principles generally accepted in the United States of America ("GAAP") with a new impairment methodology, commonly known as the current expected credit loss ("CECL") methodology. The new methodology requires the Company to measure, at each reporting date, the expected credit losses for loans and off-balance sheet credit exposures over their contractual lives based on historical experience, current conditions, and reasonable and supportable forecasts.

For the quarter ended December 31, 2020, the Bank recorded a negative provision for credit losses of $1.5 million, compared to no provision for credit losses for the quarter ended September 30, 2020. The negative provision in the current quarter was composed of a $177 thousand decrease in the ACL for loans and a $1.4 million decrease in the reserve for off-balance sheet credit exposures. The $177 thousand decrease in the ACL for loans was due primarily to a reduction in the correspondent one- to four-family loan portfolio, partially offset by a slight increase in the ACL for commercial loans due to an increase in the balance of special mention loans during the current quarter. The $1.4 million reduction in the reserve for off-balance sheet credit exposures was due primarily to an improved economic forecast during the current quarter with consideration given to the current economic climate in which these loans are being underwritten. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL and reserve for off-balance sheet credit exposures at December 31, 2020 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,947	$2,901	$46	1.6%
Insurance commissions	638	725	(87)	(12.0)
Other non-interest income	1,485	1,359	126	9.3
Total non-interest income	$5,070	$4,985	$85	1.7

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,138	$13,231	$907	6.9%
Information technology and related expense	4,233	4,280	(47)	(1.1)
Occupancy, net	3,379	3,658	(279)	(7.6)
Regulatory and outside services	1,585	1,574	11	0.7
Advertising and promotional	838	1,116	(278)	(24.9)
Deposit and loan transaction costs	766	804	(38)	(4.7)
Federal insurance premium	621	627	(6)	(1.0)
Office supplies and related expense	424	609	(185)	(30.4)
Other non-interest expense	1,083	1,277	(194)	(15.2)
Total non-interest expense	$27,067	$27,176	$(109)	(0.4)

The increase in salaries and employee benefits was due primarily to non-officer employee bonuses of $313 thousand paid during the current quarter in appreciation of all the hard work and dedication by our non-officer employees during these challenging times, along with an increase in loan commissions. The decrease in occupancy, net was due mainly to a decrease in utilities and maintenance during the current quarter. The decrease in advertising and promotional expenses was due to the timing of campaigns. The decrease in office supplies and related expenses was due to the timing of supply purchases. The decrease in other non-interest expense was due to a reduction in customer debit card fraud losses, a decrease in mortgage servicing asset valuation charges related to changes in prepayment speeds, and a decrease in amortization of deposit intangibles.

The Company's efficiency ratio was 55.37% for the current quarter compared to 53.64% for the prior quarter. The change in the efficiency ratio was due primarily to lower net interest income in the current quarter compared to the prior quarter. The efficiency ratio is a measure of a financial institution's total non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income. A higher value indicates that the financial institution is generating revenue with a proportionally higher level of expense, relative to the net interest margin.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,	September 30,	Change Expressed in:
	2020	2020	Dollars	Percent
	(Dollars in thousands)
Income before income tax expense	$23,348	$23,492	$(144)	(0.6)%
Income tax expense	4,450	5,213	(763)	(14.6)
Net income	$18,898	$18,279	$619	3.4

Effective Tax Rate	19.1%	22.2%

The decrease in income tax expense was due mainly to a lower effective tax rate compared to the prior quarter. The lower effective tax rate was due primarily to true-ups related to the preparation of the September 30, 2020 federal and state tax returns. Management anticipates the effective income tax rate for fiscal year 2021 will be approximately 21% to 22%.

Comparison of Operating Results for the Three Months Ended December 31, 2020 and 2019

The Company recognized net income of $18.9 million, or $0.14 per share, for the quarter ended December 31, 2020 compared to net income of $22.5 million, or $0.16 per share, for the quarter ended December 31, 2019. The decrease in net income was due primarily to a decrease in net interest income compared to the prior year quarter, partially offset by recording a negative provision for credit losses in the current quarter. Net interest income decreased $4.9 million, or 10.0%, from the prior year quarter to $43.8 million for the current quarter. The net interest margin decreased 26 basis points, from 2.18% for the prior year quarter to 1.92% for the current quarter. The decrease in the net interest margin was due mainly to a decrease in asset yields, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities, partially offset by a decrease in the cost of deposits and borrowings.

Interest and Dividend Income
The weighted average yield on total interest-earning assets decreased 60 basis points, from 3.58% for the prior year quarter to 2.98% for the current quarter, while the average balance of interest-earning assets increased $202.2 million. The decrease in the weighted average yield between periods was due primarily to a decrease in the loan portfolio yield, along with a change in asset mix as cash flows from the loan portfolio have been used to purchase lower yielding securities. The following table presents the components of interest and dividend income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,694	$69,914	$(9,220)	(13.2)%
MBS	5,710	6,102	(392)	(6.4)
FHLB stock	1,069	1,826	(757)	(41.5)
Investment securities	683	1,507	(824)	(54.7)
Cash and cash equivalents	51	687	(636)	(92.6)
Total interest and dividend income	$68,207	$80,036	$(11,829)	(14.8)

The decrease in interest income on loans receivable was due mainly to a 34 basis point decrease in the weighted average yield on the portfolio, from 3.75% for the prior year quarter to 3.41% for the current quarter, primarily on correspondent loans related to higher premium amortization resulting from increases in payoff and endorsement activity, as well as adjustable-rate loans repricing to lower market rates, endorsements and refinances of one- to four-family originated loans to lower market rates, and the origination of new loans at lower market rates. Additionally, the average balance of the portfolio decreased $339.4 million compared to the prior year quarter. The majority of the decrease in the average balance of the loan portfolio between periods was due to a reduction in the correspondent one-to four-family loan portfolio as we suspended accepting new applications for these loans in mid-March 2020 to mid-June 2020. This was done to manage the influx of refinance requests from current customers in our local market areas during that time period while also managing changing Bank operations due to the COVID-19 pandemic.

The decrease in interest income on the MBS portfolio was due to an 86 basis point decrease in the weighted average yield to 1.75% in the current quarter as a result of new purchases at lower market yields and the repricing of existing adjustable-rate MBS to lower market yields, partially offset by a $368.6 million increase in the average balance of the portfolio.

The decrease in dividend income on FHLB stock was due mainly to a decrease in the dividend rate paid by FHLB, along with a decrease in the average balance of FHLB stock. The average balance decreased as the Bank did not replace certain maturing FHLB advances between periods, which reduced the amount of FHLB stock owned by the Bank per FHLB requirements.

The decrease in interest income on investment securities was due to a 149 basis point decrease in the weighted average yield to 0.63% for the current quarter as a result of new purchases at lower market yields, partially offset by a $146.9 million increase in the average balance of the portfolio.

The decrease in interest income on cash and cash equivalents was due to a decrease in the yield earned on cash held at the Federal Reserve Bank of Kansas City, partially offset by a $39.3 million increase in the average balance.

Interest Expense
The weighted average rate paid on total interest-bearing liabilities decreased 39 basis points, from 1.59% for the prior year quarter to 1.20% for the current quarter, while the average balance of interest-bearing liabilities increased $244.0 million. The increase in the average balance was primarily in checking, savings and money market accounts, partially offset by a decrease in borrowings. The following table presents the components of interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
INTEREST EXPENSE:
Deposits	$14,067	$17,962	$(3,895)	(21.7)%
Borrowings	10,327	13,377	(3,050)	(22.8)
Total interest expense	$24,394	$31,339	$(6,945)	(22.2)

The decrease in interest expense on deposits was due mainly to a decrease in the weighted average rate paid on retail/business certificates of deposit, money market accounts, and wholesale certificates of deposit, which decreased by 33 basis points, 38 basis points, and 155 basis points, respectively. Since the onset of the COVID-19 pandemic, certificates of deposit have been gradually repricing down as they renew or are replaced at lower offered rates and rates on money market accounts have been lowered.

The decrease in interest expense on borrowings was due primarily to a $457.9 million decrease in the average balance, as certain maturing FHLB advances and repurchase agreements were not replaced and the Bank paid down its FHLB line of credit with funds generated from the deposit portfolio.
Provision for Credit Losses
The Bank recorded a negative provision for credit losses during the current quarter of $1.5 million, compared to a $225 thousand provision for credit losses during the prior year quarter. See the Comparison of Operating Results for the Three Months Ended December 31, 2020 and September 30, 2020 above for discussion regarding the negative provision for credit losses in the current quarter. See additional discussion regarding management's evaluation of the adequacy of the Bank's ACL and reserve for off-balance sheet credit exposures at December 31, 2020 in the Asset Quality section below.

Non-Interest Income
The following table presents the components of non-interest income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST INCOME:
Deposit service fees	$2,947	$3,062	$(115)	(3.8)%
Insurance commissions	638	691	(53)	(7.7)
Other non-interest income	1,485	1,751	(266)	(15.2)
Total non-interest income	$5,070	$5,504	$(434)	(7.9)

The decrease in other non-interest income was mainly the result of a decrease in income from bank-owned life insurance ("BOLI") compared to the prior year quarter due to a reduction in the yield and lower death benefit receipts between the two periods.

Non-Interest Expense
The following table presents the components of non-interest expense for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)
NON-INTEREST EXPENSE:
Salaries and employee benefits	$14,138	$13,471	$667	5.0%
Information technology and related expense	4,233	4,141	92	2.2
Occupancy, net	3,379	3,207	172	5.4
Regulatory and outside services	1,585	1,343	242	18.0
Advertising and promotional	838	1,410	(572)	(40.6)
Deposit and loan transaction costs	766	711	55	7.7
Federal insurance premium	621	—	621	N/A
Office supplies and related expense	424	519	(95)	(18.3)
Other non-interest expense	1,083	1,698	(615)	(36.2)
Total non-interest expense	$27,067	$26,500	$567	2.1

The increase in salaries and employee benefits was due primarily to an increase in loan commissions, an increase in full-time equivalent employees, and higher non-officer related bonuses paid in the current quarter. The increase in regulatory and outside services was due mainly to higher progress billings from our external auditors and other professional service fees. The decrease in advertising and promotional expenses was due mainly to the timing of campaigns. The increase in the federal insurance premium was due mainly to the Bank utilizing an assessment credit from the Federal Deposit Insurance Corporation ("FDIC") during the prior year quarter. The decrease in other non-interest expense was due primarily to a decrease in write-downs of other real estate owned ("OREO") properties in the current quarter compared to the prior year quarter.

The Company's efficiency ratio was 55.37% for the current quarter compared to 48.89% for the prior year quarter. The change in the efficiency ratio was due to lower net interest income in the current quarter compared to the prior year quarter.

Income Tax Expense
The following table presents pretax income, income tax expense, and net income for the time periods presented, along with the change measured in dollars and percent.

	For the Three Months Ended
	December 31,		Change Expressed in:
	2020	2019	Dollars	Percent
	(Dollars in thousands)

Income before income tax expense	$23,348	$27,476	$(4,128)	(15.0)%
Income tax expense	4,450	4,965	(515)	(10.4)
Net income	$18,898	$22,511	$(3,613)	(16.0)

Effective Tax Rate	19.1%	18.1%

The decrease in income tax expense was due primarily to lower pretax income in the current quarter, partially offset by an increase in the effective tax rate. The effective tax rate was lower in the prior year due primarily to a discrete benefit recognized in the prior year quarter related to certain BOLI policies that were acquired in fiscal year 2018.

Financial Condition as of December 31, 2020
The Federal Reserve, in response to economic risks resulting from the COVID-19 pandemic, returned to a zero-interest rate policy in March 2020. This was after most broader market rates decreased significantly in response to evolving news about COVID-19. Many areas of consumer spending, not related to travel and entertainment, have rebounded in recent months. We adjusted our operations in response to the COVID-19 pandemic and continue to work with both our retail and commercial customers to help them manage their debt during this period of economic uncertainty. There is uncertainty about the longer lasting impact on local business as well as travel and entertainment resulting from the COVID-19 pandemic. This could cause a longer recovery time for all sectors of the economy and could make it challenging for sectors that have had better recoveries to maintain that recovery in the long run.

We continue to respond to local market conditions regarding the loan and deposit rates we offer. Given the current level of the Company's total assets and the economic and interest rate environment, it is unlikely that the total loan portfolio will increase materially in the near future. As previously noted, since the onset of the pandemic the Bank has lowered rates paid on money market accounts and certificate of deposit products. Despite this, since March 31, 2020, the Bank's retail deposits increased $408.3 million and business deposits increased $264.6 million. The Bank secured a new business deposit relationship during the prior fiscal year, which between March 31, 2020 and December 31, 2020 brought $206.4 million of new deposit balances. Because some of the deposits received from the new relationship are COVID-19-related payments, we do not expect the full balance of deposits received to be retained through fiscal year 2021. As retail certificates of deposit mature, not all are being renewed. Rather, customers are moving some of those funds to more liquid investment options such as the Bank's retail money market accounts.

Total assets increased $119.7 million, or 1.3% from September 30, 2020 to December 31, 2020, due mainly to an increase in securities, partially offset by a decrease in loans receivable. Securities were purchased with cash flows from the loan portfolio and growth in the deposit portfolio.

Total loans decreased $198.8 million from September 30, 2020 to December 31, 2020. The decrease was primarily in the one- to four-family correspondent loans and commercial loans. During the current quarter, the Bank originated and refinanced $329.6 million of one- to four-family and consumer loans with a weighted average rate of 2.76% and purchased $105.8 million of one- to four-family loans from correspondent lenders with a weighted average rate of 2.85%. The Bank also originated $38.1 million of commercial loans with a weighted average rate of 3.77% and entered into commercial real estate loan participations of $60.0 million at a weighted average rate of 4.00%. The commercial loan portfolio totaled $763.9 million at December 31, 2020 and was composed of 80% commercial real estate, 9% commercial and industrial, and 11% commercial construction. Total commercial real estate and commercial construction potential exposure, including undisbursed amounts and outstanding commitments totaling $275.9 million, was $970.4 million at December 31, 2020. Total commercial and industrial potential exposure, including undisbursed amounts and outstanding commitments of $22.2 million, was $91.6 million at December 31, 2020.

Total securities increased $352.9 million, or 22.6%, from September 30, 2020 to December 31, 2020, including a $278.5 million increase in MBS and a $74.4 million increase in investment securities. The increase was due primarily to cash flows from the loan portfolio being reinvested into the securities portfolio.

Total deposits increased $219.4 million, or 3.5%, from September 30, 2020 to December 31, 2020. The increase was in non-maturity deposits, which increased $222.5 million, including a $131.1 million increase in checking accounts, a $69.6 million increase in money market accounts, and a $21.8 million increase in savings accounts. Retail/business certificates of deposit increased $11.5 million during the quarter, offset by a $14.6 million decrease in public unit certificates of deposit.

Total borrowings at December 31, 2020 were $1.73 billion, a decrease of $55.0 million, or 3.0%, from September 30, 2020. The decrease was due to not renewing borrowings that matured during the current quarter. Cash flows from the deposit portfolio were used to pay off maturing borrowings.

Stockholders' equity was $1.28 billion at both December 31, 2020 and September 30, 2020. During the quarter, the Company paid cash dividends totaling $29.1 million and repurchased common stock totaling $1.5 million, partially offset by net income of $18.9 million. The cash dividends paid during the current quarter totaled $0.215 per share and consisted of a $0.13 per share cash true-up dividend related to fiscal year 2020 earnings and a regular quarterly cash dividend of $0.085 per share. On January 26, 2021, the Company announced a regular quarterly cash dividend of $0.085 per share, or approximately $11.5 million, payable on February 19, 2021 to stockholders of record as of the close of business on February 5, 2021. In the long run, management considers the Bank's equity to total assets ratio of at least 10% an appropriate level of capital. At December 31, 2020, this ratio was 12.2%.

At December 31, 2020, Capitol Federal Financial, Inc., at the holding company level, had $66.7 million on deposit at the Bank. For fiscal year 2021, it is currently the intention of the Board of Directors to continue the payout of 100% of the Company's earnings to the Company's stockholders. Dividend payments depend upon a number of factors including the Company's financial condition and results of operations, regulatory capital requirements, regulatory limitations on the Bank's ability to make capital distributions to the Company, and the amount of cash at the holding company level.

There remains $44.7 million authorized under the existing stock repurchase plan for additional purchases of the Company's common stock. Shares may be repurchased from time to time based upon market conditions, available liquidity and other factors. This plan has no expiration date; however, the Federal Reserve Bank's approval for the Company to repurchase shares extends through August 2021.

The following table presents the balance of stockholders' equity and related information as of the dates presented.

	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands)
Stockholders' equity	$1,276,548	$1,284,859	$1,306,594
Equity to total assets at end of period	13.3%	13.5%	14.1%

The following table presents a reconciliation of total to net shares outstanding as of December 31, 2020.

Total shares outstanding	138,792,496
Less unallocated Employee Stock Ownership Plan ("ESOP") shares and unvested restricted stock	(3,347,761)
Net shares outstanding	135,444,735

Consistent with our goal to operate a sound and profitable financial organization, we actively seek to maintain a well-capitalized status for the Bank in accordance with regulatory standards. In April 2020, the federal bank regulatory agencies announced the issuance of two interim final rules, effective immediately, to provide temporary relief to community banking organizations. Under the interim final rules, the community bank leverage ratio ("CBLR") requirement is a minimum of 8% at December 31, 2020, 8.5% for calendar year 2021, and 9% thereafter. As of December 31, 2020, the Bank's CBLR was 12.2%, which exceeded the minimum requirement.

The following table presents a reconciliation of the Bank's equity under GAAP to regulatory tier 1 capital as of December 31, 2020 (dollars in thousands):

Total Bank equity as reported under GAAP	$1,169,923
Accumulated Other Comprehensive Income ("AOCI")	11,371
Goodwill and other intangibles, net of associated deferred taxes	(13,493)
Total tier 1 capital	$1,167,801

Capitol Federal Financial, Inc. is the holding company for the Bank. The Bank has 54 branch locations in Kansas and Missouri, and is one of the largest residential lenders in the State of Kansas. News and other information about the Company can be found at the Bank's website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed herein may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements about our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions. The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan," and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including: potential adverse impacts of the ongoing COVID-19 pandemic and any governmental or societal responses thereto on economic conditions in the Company's local market areas and other market areas where the Bank has lending relationships, on other aspects of the Company's business operations and on financial markets; changes in policies or the application or interpretation of laws and regulations by regulatory agencies and tax authorities; other governmental initiatives affecting the financial services industry; changes in accounting principles, policies or guidelines; fluctuations in interest rates; demand for loans in the Company's market area; the future earnings and capital levels of the Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; competition; and other risks detailed from time to time in documents filed or furnished by the Company with the SEC. Actual results may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Kent Townsend	Investor Relations
Executive Vice President,	(785) 270-6055
Chief Financial Officer and Treasurer	investorrelations@capfed.com
(785) 231-6360
ktownsend@capfed.com

SUPPLEMENTAL FINANCIAL INFORMATION

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share amounts)

	December 31,	September 30,
	2020	2020
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $139,031 and $172,430)	$168,032	$185,148
Available-for-sale ("AFS") securities, at estimated fair value (amortized cost of $1,880,972 and $1,529,605)	1,913,866	1,560,950
Loans receivable, net (ACL of $26,125 and $31,527)	7,004,094	7,202,851
FHLB stock, at cost	84,693	93,862
Premises and equipment, net	101,238	101,875
Other assets	335,041	342,532
TOTAL ASSETS	$9,606,964	$9,487,218

LIABILITIES:
Deposits	$6,410,842	$6,191,408
Borrowings	1,734,275	1,789,313
Advance payments by borrowers for taxes and insurance	33,216	65,721
Income taxes payable, net	3,180	795
Deferred income tax liabilities, net	9,318	8,180
Accounts payable and accrued expenses	139,585	146,942
Total liabilities	8,330,416	8,202,359

STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 100,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value; 1,400,000,000 shares authorized, 138,792,496 and 138,956,296
shares issued and outstanding as of December 31, 2020 and September 30, 2020, respectively	1,388	1,389
Additional paid-in capital	1,188,636	1,189,853
Unearned compensation, ESOP	(32,627)	(33,040)
Retained earnings	130,522	143,162
AOCI, net of tax	(11,371)	(16,505)
Total stockholders' equity	1,276,548	1,284,859
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$9,606,964	$9,487,218

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars in thousands)

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
INTEREST AND DIVIDEND INCOME:
Loans receivable	$60,694	$64,315	$69,914
MBS	5,710	5,425	6,102
FHLB stock	1,069	1,080	1,826
Investment securities	683	731	1,507
Cash and cash equivalents	51	55	687
Total interest and dividend income	68,207	71,606	80,036

INTEREST EXPENSE:
Deposits	14,067	15,299	17,962
Borrowings	10,327	10,624	13,377
Total interest expense	24,394	25,923	31,339

NET INTEREST INCOME	43,813	45,683	48,697

PROVISION FOR CREDIT LOSSES	(1,532)	—	225
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	45,345	45,683	48,472

NON-INTEREST INCOME:
Deposit service fees	2,947	2,901	3,062
Insurance commissions	638	725	691
Other non-interest income	1,485	1,359	1,751
Total non-interest income	5,070	4,985	5,504

NON-INTEREST EXPENSE:
Salaries and employee benefits	14,138	13,231	13,471
Information technology and related expense	4,233	4,280	4,141
Occupancy, net	3,379	3,658	3,207
Regulatory and outside services	1,585	1,574	1,343
Advertising and promotional	838	1,116	1,410
Deposit and loan transaction costs	766	804	711
Federal insurance premium	621	627	—
Office supplies and related expense	424	609	519
Other non-interest expense	1,083	1,277	1,698
Total non-interest expense	27,067	27,176	26,500
INCOME BEFORE INCOME TAX EXPENSE	23,348	23,492	27,476
INCOME TAX EXPENSE	4,450	5,213	4,965
NET INCOME	$18,898	$18,279	$22,511

The following is a reconciliation of the basic and diluted earnings per share calculations for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	December 31,
	2020	2020	2019
	(Dollars in thousands, except per share amounts)
Net income	$18,898	$18,279	$22,511
Income allocated to participating securities	(13)	(14)	(19)
Net income available to common stockholders	$18,885	$18,265	$22,492

Average common shares outstanding	135,397,242	137,580,179	137,897,561
Average committed ESOP shares outstanding	449	124,346	449
Total basic average common shares outstanding	135,397,691	137,704,525	137,898,010

Effect of dilutive stock options	1,193	—	78,112

Total diluted average common shares outstanding	135,398,884	137,704,525	137,976,122

Net earnings per share:
Basic	$0.14	$0.13	$0.16
Diluted	$0.14	$0.13	$0.16

Antidilutive stock options, excluded from the diluted
average common shares outstanding calculation	431,212	813,645	435,750

Loan Portfolio

The following table presents information related to the composition of our loan portfolio in terms of dollar amounts, weighted average rates, and percentages as of the dates indicated.

	December 31, 2020			September 30, 2020			December 31, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
One- to four-family:
Originated	$3,946,073	3.39%	56.2%	$3,937,310	3.50%	54.5%	$3,927,015	3.71%	52.9%
Correspondent purchased	1,974,086	3.40	28.1	2,101,082	3.49	29.1	2,343,750	3.62	31.6
Bulk purchased	199,673	2.24	2.8	208,427	2.41	2.9	237,691	2.93	3.2
Construction	32,871	3.22	0.5	34,593	3.30	0.5	38,771	3.82	0.5
Total	6,152,703	3.36	87.6	6,281,412	3.46	87.0	6,547,227	3.65	88.2
Commercial:
Commercial real estate	609,936	4.23	8.7	626,588	4.29	8.7	583,848	4.48	7.9
Commercial and industrial	69,378	3.41	1.0	97,614	2.79	1.4	57,019	4.97	0.8
Construction	84,564	3.89	1.2	105,458	4.04	1.4	107,372	4.68	1.4
Total	763,878	4.12	10.9	829,660	4.08	11.5	748,239	4.54	10.1
Consumer loans:
Home equity	97,717	4.64	1.4	103,838	4.66	1.4	118,491	5.73	1.6
Other	9,328	4.40	0.1	10,086	4.40	0.1	10,877	4.58	0.1
Total	107,045	4.62	1.5	113,924	4.64	1.5	129,368	5.63	1.7
Total loans receivable	7,023,626	3.46	100.0%	7,224,996	3.55	100.0%	7,424,834	3.77	100.0%

Less:
ACL	26,125			31,527			9,435
Discounts/unearned loan fees	28,825			29,190			30,323
Premiums/deferred costs	(35,418)			(38,572)			(44,131)
Total loans receivable, net	$7,004,094			$7,202,851			$7,429,207

Loan Activity: The following tables summarize activity in the loan portfolio, along with weighted average rates where applicable, for the periods indicated, excluding changes in ACL, discounts/unearned loan fees, and premiums/deferred costs. Loans that were paid off as a result of refinances are included in repayments. Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement. The endorsed balance and rate are included in the ending loan portfolio balance and rate. During the current quarter, the Bank endorsed $285.2 million of one- to four-family loans, reducing the average rate on those loans by 87 basis points. Commercial loan renewals are not included in the activity in the following table unless new funds are disbursed at the time of renewal. The renewal balance and rate are included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$7,224,996	3.55%	$7,407,442	3.64%	$7,493,280	3.74%	$7,424,834	3.77%
Originated and refinanced:
Fixed	318,690	2.75	265,424	2.98	277,904	2.83	172,891	3.44
Adjustable	48,946	3.60	44,625	3.68	60,626	3.75	55,946	4.11
Purchased and participations:
Fixed	100,518	2.86	61,435	3.07	131,739	3.28	125,612	3.46
Adjustable	65,315	3.89	4,396	2.76	62,510	3.76	18,985	2.96
Change in undisbursed loan funds	(70,323)		13,898		(32,202)		24,049
Repayments	(664,055)		(572,536)		(586,434)		(328,644)
Principal (charge-offs)/recoveries, net	(464)		312		19		(314)
Other	3		—		—		(79)
Ending balance	$7,023,626	3.46	$7,224,996	3.55	$7,407,442	3.64	$7,493,280	3.74

One- to Four-Family Loans: The following table presents, for our portfolio of one- to four-family loans, the amount, percent of total, weighted average credit score, weighted average loan-to-value ("LTV") ratio, and average balance per loan as of the dates presented. Credit scores were updated in December 2020 from a nationally recognized consumer rating agency. The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent Bank appraisal, if available. In most cases, the most recent appraisal was obtained at the time of origination.

	December 31, 2020					September 30, 2020
		% of	Credit		Average		% of	Credit		Average
	Amount	Total	Score	LTV	Balance	Amount	Total	Score	LTV	Balance
	(Dollars in thousands)
Originated	$3,946,073	64.5%	770	62%	$147	$3,937,310	63.0%	771	62%	$145
Correspondent purchased	1,974,086	32.2	764	64	380	2,101,082	33.6	765	64	379
Bulk purchased	199,673	3.3	770	59	301	208,427	3.4	767	60	300
	$6,119,832	100.0%	768	62	187	$6,246,819	100.0%	768	63	187

The following table presents originated, refinanced, and correspondent purchased activity in our one- to four-family loan portfolio, excluding endorsement activity, along with associated weighted average LTVs and weighted average credit scores for the periods indicated. Included in the originated line item for the current quarter are $101.5 million of loans that were refinanced from other lenders.

	For the Three Months Ended
	December 31, 2020			December 31, 2019
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originated	$221,196	71%	768	$172,386	74%	768
Refinanced by Bank customers	92,850	64	769	64,523	68	761
Correspondent purchased	105,833	69	776	108,493	72	767
	$419,879	69	770	$345,402	72	766

The following table presents the amount, percent of total, and weighted average rate, by state, of one- to four-family loan originations and correspondent purchases where originations and purchases in the state exceeded five percent of the total amount originated and purchased during the current year period.

	For the Three Months Ended
	December 31, 2020
State	Amount	% of Total	Rate
	(Dollars in thousands)
Kansas	$264,680	63.0%	2.69%
Missouri	78,150	18.6	2.69
Texas	24,302	5.8	2.87
Other states	52,747	12.6	2.84
	$419,879	100.0%	2.72

The following table summarizes our one- to four-family loan origination and refinance commitments and one- to four-family correspondent loan purchase commitments as of December 31, 2020, along with associated weighted average rates. Loan commitments generally have fixed expiration dates or other termination clauses and may require the payment of a rate lock fee. It is expected that some of the loan commitments will expire unfunded, so the amounts reflected in the table below are not necessarily indicative of our future cash needs.

	Fixed-Rate
	15 years	More than	Adjustable-	Total
	or less	15 years	Rate	Amount	Rate
	(Dollars in thousands)
Originate/refinance	$40,270	$58,716	$8,301	$107,287	2.74%
Correspondent	27,737	84,768	9,236	121,741	2.69
	$68,007	$143,484	$17,537	$229,028	2.72

Rate	2.35%	2.91%	2.56%

As of December 31, 2020, there were $14.2 million of one- to-four family loans with modifications under the Bank's program to support and provide relief to borrowers during the COVID-19 pandemic ("COVID-19 loan modifications") that were still in their deferral period. There were $218.3 million of one- to four-family loans with COVID-19 modifications that were out of their deferral period by December 31, 2020. Of the COVID-19 loan modifications that had completed the deferral period by December 31, 2020, $4.3 million were 30 to 89 days delinquent and $1.5 million were 90 or more days delinquent as of December 31, 2020.

Commercial Loans: During the current quarter, the Bank originated $38.1 million of commercial loans and entered into commercial real estate loan participations totaling $60.0 million. The Bank also processed commercial loan disbursements, excluding lines of credit, of approximately $45.4 million at a weighted average rate of 3.99%. Early during the current quarter, two large participation loans totaling $57.3 million, with a weighted average rate of 3.93%, were paid off. Additionally, during the current quarter $25.5 million of Paycheck Protection Program ("PPP") loans were paid off, primarily by the U.S. Small Business Administration ("SBA") following completion of the loan forgiveness process.

The following table presents the Bank's commercial real estate and commercial construction loans and loan commitments by type of primary collateral, as of December 31, 2020. Because the commitments to pay out undisbursed funds are not cancellable by the Bank, unless the loan is in default, we anticipate fully funding the related projects.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Senior housing	25	$175,348	$29,801	$205,149	$35,500	$240,649	24.8%
Hotel	9	132,194	46,717	178,911	—	178,911	18.4
Retail building	131	126,963	12,023	138,986	15,113	154,099	15.9
Office building	101	59,008	63,566	122,574	556	123,130	12.7
Multi-family	42	67,792	17,418	85,210	25,052	110,262	11.4
One- to four-family property	380	60,037	4,749	64,786	944	65,730	6.8
Single use building	22	43,069	5,095	48,164	14,155	62,319	6.4
Other	95	30,089	3,469	33,558	1,709	35,267	3.6
	805	$694,500	$182,838	$877,338	$93,029	$970,367	100.0%

Weighted average rate		4.19%	4.06%	4.16%	3.81%	4.13%

The following table summarizes the Bank's commercial real estate and commercial construction loans and loan commitments by state as of December 31, 2020.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Kansas	624	$287,371	$21,118	$308,489	$52,120	$360,609	37.2%
Texas	11	121,514	108,930	230,444	31,777	262,221	27.0
Missouri	146	181,235	45,025	226,260	7,632	233,892	24.1
Nebraska	6	33,745	16	33,761	—	33,761	3.5
Kentucky	1	25,559	—	25,559	—	25,559	2.6
California	3	5,810	4,300	10,110	1,500	11,610	1.2
Other	14	39,266	3,449	42,715	—	42,715	4.4
	805	$694,500	$182,838	$877,338	$93,029	$970,367	100.0%

The following table presents the Bank's commercial and industrial loans and loan commitments by business purpose, as of December 31, 2020. Included in the working capital line item are $17.3 million of PPP loans.

		Unpaid	Undisbursed	Gross Loan	Outstanding		% of
	Count	Principal	Amount	Amount	Commitments	Total	Total
		(Dollars in thousands)
Working capital	569	$28,694	$15,474	$44,168	$200	$44,368	48.4%
Equipment	124	13,737	302	14,039	2,715	16,754	18.3
Purchase/lease autos	201	11,962	19	11,981	669	12,650	13.8
Business investment	67	10,232	50	10,282	245	10,527	11.5
Other	22	4,753	2,538	7,291	—	7,291	8.0
	983	$69,378	$18,383	$87,761	$3,829	$91,590	100.0%

The following table presents the Bank's commercial loan portfolio and outstanding loan commitments, categorized by gross loan amount (unpaid principal plus undisbursed amounts) or outstanding loan commitment amount, as of December 31, 2020.

	Count	Amount
	(Dollars in thousands)
Greater than $30 million	4	$185,500
>$15 to $30 million	13	308,014
>$10 to $15 million	4	45,795
>$5 to $10 million	15	94,788
$1 to $5 million	104	225,597
Less than $1 million	1,648	202,263
	1,788	$1,061,957

The Bank's commercial lending team continues to proactively work with our commercial customers as the COVID-19 pandemic continues to present challenging operating conditions. As of December 31, 2020, there were commercial loans with a gross balance, including undisbursed amounts, totaling $75.1 million with COVID-19 loan modifications that were still in their deferral period, which includes one loan with a $50.0 million balance. Approximately 88% of the commercial loan balance with COVID-19 loan modifications during fiscal year 2020 was either out of the deferral period or paid off as of December 31, 2020. Of the loans that had completed the deferral period by December 31, 2020, one loan for $340 thousand was 30 to 89 days delinquent and none were 90 or more days delinquent as of December 31, 2020.

Asset Quality
The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO as of the dates indicated. Loans subject to payment forbearance under the Bank's COVID-19 loan modification program are not reported as delinquent during the forbearance time period. Of the loans 30 to 89 days delinquent at December 31, 2020, approximately 76% were 59 days or less delinquent. Non-performing loans are loans that are 90 or more days delinquent or in foreclosure, and other loans that are less than 90 days delinquent but are required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current. Non-performing assets include non-performing loans and OREO. Over the past 12 months, OREO properties acquired in settlement of one- to four-family loans were owned by the Bank, on average, for approximately four months before they were sold.

	Loans Delinquent for 30 to 89 Days at:
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
One- to four-family:
Originated	62	$5,844	42	$3,012	57	$5,085	92	$8,360	96	$9,004
Correspondent purchased	13	4,694	8	3,123	10	2,919	13	4,531	13	4,117
Bulk purchased	9	1,750	12	2,532	19	4,536	12	2,914	14	3,307
Commercial	8	1,047	2	45	9	1,543	7	1,555	7	1,192
Consumer	30	515	26	398	21	431	43	628	40	488
	122	$13,850	90	$9,110	116	$14,514	167	$17,988	170	$18,108
30 to 89 days delinquent loans
to total loans receivable, net		0.20%		0.13%		0.20%		0.24%		0.24%

	Non-Performing Loans and OREO at:
	December 31, 2020		September 30, 2020		June 30, 2020		March 31, 2020		December 31, 2019
	Number	Amount	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent or in Foreclosure:
One- to four-family:
Originated	51	$4,370	51	$4,362	47	$4,026	53	$4,517	44	$3,552
Correspondent purchased	9	3,371	6	2,397	7	2,740	4	1,342	4	1,376
Bulk purchased	13	3,724	12	2,903	3	1,291	1	630	2	689
Commercial	5	820	5	1,360	4	709	4	716	—	—
Consumer	26	473	14	304	23	278	17	326	20	340
	104	12,758	88	11,326	84	9,044	79	7,531	70	5,957

Loans 90 or more days delinquent or in foreclosure
as a percentage of total loans		0.18%		0.16%		0.12%		0.10%		0.08%

Nonaccrual loans less than 90 Days Delinquent:(1)
One- to four-family:
Originated	9	$968	9	$691	14	$1,132	13	$811	11	$634
Correspondent purchased	—	—	—	—	—	—	1	189	—	—
Bulk purchased	—	—	—	—	—	—	1	134	1	134
Commercial	3	411	3	464	1	6	2	129	6	363
Consumer	1	9	1	9	1	33	2	43	—	—
	13	1,388	13	1,164	16	1,171	19	1,306	18	1,131
Total non-performing loans	117	14,146	101	12,490	100	10,215	98	8,837	88	7,088

Non-performing loans as a percentage of total loans		0.20%		0.17%		0.14%		0.12%		0.10%

OREO:
One- to four-family:
Originated(2)	3	$129	4	$183	4	$183	5	$187	8	$414
Commercial	—	—	—	—	—	—	—	—	—	—
Consumer	—	—	—	—	—	—	—	—	1	98
	3	129	4	183	4	183	5	187	9	512
Total non-performing assets	120	$14,275	105	$12,673	104	$10,398	103	$9,024	97	$7,600

Non-performing assets as a percentage of total assets		0.15%		0.13%		0.11%		0.10%		0.08%

(1)Includes loans required to be reported as nonaccrual pursuant to accounting and/or regulatory reporting requirements and/or internal policies even if the loans are current.
(2)Real estate-related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.

The following table presents loans classified as special mention or substandard at the dates presented. The increase in commercial special mention loans at December 31, 2020 compared to September 30, 2020 was due mainly to the addition of two commercial loans totaling $51.3 million for which the borrowers have been impacted by the COVID-19 pandemic. Both of these loans were subject to COVID-19 loan modifications during fiscal year 2020 and have since resumed full payments. There are underlying economic conditions that management is monitoring in association with these loans resulting in the special mention classification during the current quarter.

	December 31, 2020		September 30, 2020		December 31, 2019
	Special Mention	Substandard	Special Mention	Substandard	Special Mention	Substandard
	(Dollars in thousands)
One- to four-family	$12,536	$27,607	$11,339	$25,630	$15,778	$25,376
Commercial	101,921	4,772	52,006	4,914	52,809	5,356
Consumer	257	726	332	589	375	683
	$114,714	$33,105	$63,677	$31,133	$68,962	$31,415

Allowance for Credit Losses: As discussed previously, ASU 2016-13 became effective for the Company on October 1, 2020. This ASU replaced the incurred loss impairment methodology for calculating ACL under GAAP with a new impairment methodology, commonly known as the CECL methodology. The new methodology requires the Company to measure, at each reporting date, the expected credit losses for loans and loan commitments over their contractual lives based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption of the ASU, the Company recorded a cumulative-effect adjustment to retained earnings of $2.3 million (net of tax of $739 thousand), which reduced the ACL by $4.8 million, to $26.8 million, and established a reserve for off-balance sheet credit exposures of $7.8 million, which is recorded in accounts payable and accrued expenses in the consolidated balance sheet. The Bank's off-balance sheet credit exposures are comprised of unfunded portions of existing loans and commitments to originate or purchase new loans that are not unconditionally cancellable by the Bank.

The Bank is utilizing a discounted cash flow approach for estimating expected credit losses for pooled loans and loan commitments. The credit loss estimate for off-balance sheet credit exposures also takes into consideration the likelihood that the commitment will fund. The economic indices used for the reasonable and supportable forecasted time period are the national unemployment rate, changes in commercial real estate price index, changes in home values, and changes in the United States gross domestic product. Management considers several economic forecast scenarios provided by a third party and selects the scenario believed to be the most appropriate considering the facts and circumstances at quarter end. Management also considers several qualitative factors. The qualitative factors account for items not included in historical loss rates, the macroeconomic forecast, and/or other model inputs/assumptions. Any changes to the ACL and reserves on off-balance sheet credit exposures are recorded through increases/decreases in the provision for credit losses on the consolidated statements of income.

The economic forecast scenario selected by management improved at December 31, 2020 compared to October 1, 2020 which resulted in a reduction in the ACL as calculated by the model. Due to the continued economic uncertainty regarding political party changes in U.S. government offices, the effectiveness of the latest federal stimulus package, potential additional economic stimulus from the federal government, increasing COVID-19 cases, limited vaccine distribution as of December 31, 2020, and an increase in commercial special mention loan balances, management applied qualitative factors to account for those uncertainties which mostly offset the reduction in the ACL due to the improvement of the economic forecasts. Management will continue to closely monitor economic conditions and will work with borrowers as necessary to assist them through this challenging economic climate. If economic conditions worsen or do not improve in the near term, if COVID-19 cases continue to increase and the vaccine distribution and adoption is more limited than anticipated, or if future government programs, if any, do not provide adequate relief to businesses and individuals, it is possible the Bank's ACL and reserve for off-balance sheet credit exposures will need to increase in future periods.

The following table presents a summary of changes in ACL and reserve for off-balance sheet credit exposures occurring during the quarter ended December 31, 2020.

	ACL	Reserve for off-balance sheet credit exposures	ACL and Reserve for off-balance sheet credit exposures
	(Dollars in thousands)
Balance at September 30, 2020	$31,527	$—	$31,527
Adoption of CECL	(4,761)	7,788	3,027
Balance at October 1, 2020	26,766	7,788	34,554
For the quarter ended December 31, 2020:
Charge-offs	(532)	—	(532)
Recoveries	68	—	68
Net charge-offs	(464)	—	(464)
Provision for credit losses	(177)	(1,355)	(1,532)
Balance at December 31, 2020	$26,125	$6,433	$32,558

The negative provision for credit losses related to the ACL was due primarily to a reduction in the correspondent one-to four-family loan portfolio during the current quarter. It was partially offset by an increase in the commercial loan ACL due to an increase in special mention loans during the current quarter. The commercial loan portfolio balance decreased during the current quarter, but due to the increase in commercial special mention loans, any reduction in ACL associated with the decrease in the commercial loan portfolio balance was offset by the ACL related to the higher balance of special mention loans at December 31, 2020.

The negative provision for credit losses related to the reserve for off-balance sheet credit exposures was a result of the improvement in the economic forecast since October 1, 2020, after taking into consideration the fact these loans are being underwritten during a challenging economic environment and are still meeting/exceeding the Bank's conservative underwriting requirements. The balance of off-balance sheet credit exposures increased during the current quarter, but the improvement in the economic forecast as of December 31, 2020 more than offset the impact of the increase in the balance.

The following tables present ACL activity and related ratios at the dates and for the periods indicated.

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2019
	(Dollars in thousands)
Balance at beginning of period	$31,527	$31,215	$31,196	$9,435	$9,226
Adoption of CECL	(4,761)	—	—	—	—
Charge-offs:
One- to four-family	(14)	—	—	(46)	(18)
Commercial	(515)	—	—	(325)	(24)
Consumer	(3)	(15)	(5)	(4)	(6)
Total charge-offs	(532)	(15)	(5)	(375)	(48)
Recoveries:
One- to four-family	34	303	—	3	—
Commercial	12	12	17	54	27
Consumer	22	12	7	4	5
Total recoveries	68	327	24	61	32
Net (charge-offs) recoveries	(464)	312	19	(314)	(16)
Provision for credit losses	(177)	—	—	22,075	225
Balance at end of period	$26,125	$31,527	$31,215	$31,196	$9,435

Ratio of net charge-offs during the period
to average loans outstanding during the period	0.01%	—%	—%	—%	—%
Ratio of net charge-offs (recoveries) during the
period to average non-performing assets	3.44	(2.70)	(0.20)	3.78	0.19
ACL to non-performing loans at end of period	184.68	252.42	305.58	353.02	133.11
ACL to loans receivable at end of period	0.37	0.44	0.42	0.42	0.13
ACL to net charge-offs (annualized)	14.1x	N/M(1)	N/M(1)	24.9x	144.5x

(1)This ratio is not presented for the time periods noted due to loan recoveries exceeding loan charge-offs during these periods.

The distribution of our ACL at the dates indicated is summarized below. The October 1, 2020 column represents the ACL at the time the Company adopted ASU 2016-13. The decrease in the ACL on correspondent one- to four-family loans and commercial construction loans since October 1, 2020 was due primarily to a reduction in the loan balance during the current quarter. The increase in the ACL on commercial real estate loans since October 1, 2020 was due mainly to an increase in special mention loans during the current quarter.

	At
	December 31,	October 1,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2020	2019
	(Dollars in thousands)
One- to four-family:
Originated	$1,516	$1,609	$6,044	$6,298	$6,420	$2,027
Correspondent purchased	1,758	2,324	2,691	3,189	3,355	1,200
Bulk purchased	852	903	467	506	557	612
Construction	22	25	41	48	47	20
Total	4,148	4,861	9,243	10,041	10,379	3,859
Commercial:
Commercial real estate	17,813	16,595	16,869	16,353	14,672	3,608
Commercial and industrial	553	559	1,451	1,465	1,489	710
Construction	3,341	4,452	3,480	2,886	4,167	1,100
Total	21,707	21,606	21,800	20,704	20,328	5,418
Consumer	270	299	484	470	489	158
Total	$26,125	$26,766	$31,527	$31,215	$31,196	$9,435

The ratio of ACL to loans receivable, by loan type, at the dates indicated is summarized below.

	At
	December 31,	October 1,	September 30,	June 30,	March 31,	December 31,
	2020	2020	2020	2020	2020	2019
One- to four-family:
Originated	0.04%	0.04%	0.15%	0.16%	0.16%	0.05%
Correspondent purchased	0.09	0.11	0.13	0.14	0.14	0.05
Bulk purchased	0.43	0.43	0.22	0.23	0.24	0.26
Construction	0.07	0.07	0.12	0.13	0.13	0.05
Total	0.07	0.08	0.15	0.16	0.16	0.06
Commercial:
Commercial real estate	2.92	2.65	2.69	2.62	2.51	0.62
Commercial and industrial	0.80	0.57	1.49	1.47	2.40	1.25
Construction	3.95	4.22	3.30	3.30	3.30	1.02
Total	2.84	2.60	2.63	2.55	2.63	0.72
Consumer	0.25	0.26	0.42	0.40	0.39	0.12
Total	0.37	0.37	0.44	0.42	0.42	0.13

The distribution of our reserve for off-balance sheet credit exposures at the dates indicated is summarized below. The amount is reported in accounts payable and accrued expenses on the consolidated balance sheet. The October 1, 2020 column represents the reserve at the time the Company adopted ASU 2016-13. Prior to October 1, 2020, no such reserve had been recorded. The $1.4 million reduction in the reserve between October 1, 2020 and December 31, 2020 was recorded as a negative provision for credit losses during the current quarter.

	At
	December 31,	October 1,
	2020	2020
	(Dollars in thousands)
One- to four-family	$131	$144
Commercial	6,261	7,584
Consumer	41	60
	$6,433	$7,788

Securities Portfolio

The following table presents the distribution of our securities portfolio, at amortized cost, at the dates indicated. Overall, fixed-rate securities comprised 91% of our securities portfolio at December 31, 2020. The weighted average life ("WAL") is the estimated remaining maturity (in years) after three-month historical prepayment speeds and projected call option assumptions have been applied. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	December 31, 2020			September 30, 2020			December 31, 2019
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,249,115	1.56%	4.1	$945,432	1.82%	3.7	$648,663	2.40%	2.8
U.S. government-sponsored enterprise debentures	444,964	0.52	1.0	369,967	0.62	1.7	274,994	2.03	0.8
Municipal bonds	8,792	1.66	0.5	9,716	1.69	0.7	17,050	1.60	0.9
Total fixed-rate securities	1,702,871	1.29	3.3	1,325,115	1.49	3.1	940,707	2.28	2.2

Adjustable-rate securities:
MBS	178,101	2.44	3.3	204,490	2.49	2.9	276,069	3.09	4.3
Total securities portfolio	$1,880,972	1.40	3.3	$1,529,605	1.62	3.1	$1,216,776	2.46	2.7

MBS: The following tables summarize the activity in our portfolio of MBS for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented and are generally derived from recent prepayment activity on the securities in the portfolio as of the dates presented. The beginning and ending WAL are the estimated remaining principal repayment term (in years) after three-month historical prepayment speeds have been applied.

	For the Three Months Ended
	December 31, 2020			September 30, 2020			June 30, 2020			March 31, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$1,180,803	1.94%	3.5	$982,587	2.35%	3.3	$973,318	2.50%	3.6	$937,317	2.61%	3.3
Maturities and repayments	(101,496)			(95,842)			(75,293)			(65,767)
Net amortization of (premiums)/discounts	(1,003)			(608)			(363)			(279)
Purchases:
Fixed	379,793	1.04	5.4	297,024	1.06	5.9	77,455	1.29	5.0	88,863	1.80	4.5
Change in valuation on AFS securities	1,203			(2,358)			7,470			13,184
Ending balance - carrying value	$1,459,300	1.67	4.0	$1,180,803	1.94	3.5	$982,587	2.35	3.3	$973,318	2.50	3.6

Investment Securities: The following tables summarize the activity of investment securities for the periods presented. The weighted average yields and WALs for purchases are presented as recorded at the time of purchase. The weighted average yields for the beginning balances are as of the last day of the period previous to the period presented and the weighted average yields for the ending balances are as of the last day of the period presented. The beginning and ending WALs represent the estimated remaining principal repayment terms (in years) of the securities after projected call dates have been considered, based upon market rates at each date presented.

	For the Three Months Ended
	December 31, 2020			September 30, 2020			June 30, 2020			March 31, 2020
	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL	Amount	Yield	WAL
	(Dollars in thousands)
Beginning balance - carrying value	$380,147	0.65%	1.7	$237,467	1.23%	0.8	$262,719	1.87%	0.3	$292,270	2.00%	0.8
Maturities, calls and sales	(50,900)			(102,115)			(125,000)			(80,125)
Net amortization of (premiums)/discounts	(14)			(54)			(80)			(49)
Purchases:
Fixed	124,987	0.48	3.2	244,975	0.51	3.2	99,990	0.58	1.2	50,097	1.42	0.4
Change in valuation on AFS securities	346			(126)			(162)			526
Ending balance - carrying value	$454,566	0.54	1.0	$380,147	0.65	1.7	$237,467	1.23	0.8	$262,719	1.87	0.3

Deposit Portfolio

The following table presents the amount, weighted average rate, and percent of total for the components of our deposit portfolio at the dates presented.

	December 31, 2020			September 30, 2020			December 31, 2019
			% of			% of			% of
	Amount	Rate	Total	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Non-interest-bearing checking	$494,375	—%	7.7%	$451,394	—%	7.3%	$368,311	—%	6.6%
Interest-bearing checking	953,927	0.08	14.9	865,782	0.10	14.0	745,436	0.08	13.3
Savings	455,633	0.06	7.1	433,808	0.06	7.0	358,817	0.09	6.4
Money market	1,488,749	0.31	23.2	1,419,180	0.37	22.9	1,192,972	0.69	21.4
Retail/business certificates of deposit	2,777,948	1.68	43.3	2,766,461	1.83	44.7	2,656,379	2.11	47.6
Public unit certificates of deposit	240,210	0.64	3.8	254,783	0.74	4.1	263,936	2.14	4.7
	$6,410,842	0.84	100.0%	$6,191,408	0.95	100.0%	$5,585,851	1.27	100.0%

The following table presents scheduled maturity information for our certificates of deposit, including public unit certificates of deposit, along with associated weighted average rates, as of December 31, 2020.

	Amount Due
		More than	More than
	1 year	1 year to	2 years to 3	More than	Total
Rate range	or less	2 years	years	3 years	Amount	Rate
	(Dollars in thousands)
0.00 – 0.99%	$635,809	$115,800	$35,879	$31,409	$818,897	0.54%
1.00 – 1.99%	607,355	293,640	76,179	164,873	1,142,047	1.63
2.00 – 2.99%	319,185	419,584	219,945	98,247	1,056,961	2.39
3.00 – 3.99%	—	—	253	—	253	3.00
	$1,562,349	$829,024	$332,256	$294,529	$3,018,158	1.60

Percent of total	51.8%	27.5%	11.0%	9.7%
Weighted average rate	1.31	1.91	2.06	1.74
Weighted average maturity (in years)	0.5	1.5	2.5	3.6	1.3
Weighted average maturity for the retail/business certificate of deposit portfolio (in years)					1.4

Borrowings

The following table presents the maturity of term borrowings which consist entirely of FHLB advances, along with associated weighted average contractual and effective rates as of December 31, 2020. Subsequent to December 31, 2020, the Bank prepaid a $100.0 million fixed-rate FHLB advance with a rate of 2.25% scheduled to mature in fiscal year 2022, and replaced this advance with a $100.0 million fixed-rate FHLB advance with a term of six years and an effective rate of 1.22%, which includes the impact of deferred prepayment penalties being recognized over the life of the new advance.

	Term Borrowings Amount
Maturity by		Interest rate	Contractual	Effective
Fiscal Year	Fixed-rate	swaps(1)	Rate	Rate(2)
	(Dollars in thousands)
2021	$150,000	$440,000	0.77%	2.62%
2022	100,000	200,000	1.00	2.50
2023	300,000	—	1.70	1.81
2024	100,000	—	3.39	3.39
2025	250,000	—	1.82	1.94
2026	200,000	—	0.95	1.35
	$1,100,000	$640,000	1.29	2.26

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps with a notional amount of $640.0 million to hedge the variability in cash flows associated with the advances. These advances are presented based on their contractual maturity dates and will be renewed periodically until the maturity or termination of the interest rate swaps. The expected WAL of the interest rate swaps was 3.2 years at December 31, 2020.
(2)The effective rate includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid.

The following table presents the maturity and weighted average repricing rate, which is also the weighted average effective rate, of certificates of deposit, split between retail/business and public unit amounts, and term borrowings for the next four quarters as of December 31, 2020. The term borrowings amount of $150.0 million presented in the table below as maturing during the quarter ending March 31, 2021 matured in January 2021 and was not replaced.

	Retail/ Business		Public Unit		Term
Maturity by	Certificate	Repricing	Certificate	Repricing	Borrowings	Repricing		Repricing
Quarter End	Amount	Rate	Amount	Rate	Amount(1)	Rate	Total	Rate
	(Dollars in thousands)
March 31, 2021	$315,060	1.73%	$77,551	0.66%	$150,000	1.97%	$542,611	1.64%
June 30, 2021	366,772	1.43	70,688	0.36	—	—	437,460	1.26
September 30, 2021	308,089	1.38	53,451	0.87	75,000	2.99	436,540	1.59
December 31, 2021	341,178	1.22	29,560	0.52	100,000	3.12	470,738	1.58
	$1,331,099	1.44	$231,250	0.60	$325,000	2.56	$1,887,349	1.53

(1) The maturity date for FHLB advances tied to interest rate swaps is based on the maturity date of the related interest rate swap

The following tables present borrowing activity for the periods shown. The borrowings presented in the table have original contractual terms of one year or longer or are tied to interest rate swaps with original contractual terms of one year or longer. FHLB advances are presented at par. The effective rate is shown as a weighted average and includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The weighted average maturity ("WAM") is the remaining weighted average contractual term in years. The beginning and ending WAMs represent the remaining maturity at each date presented. For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	December 31, 2020			September 30, 2020			June 30, 2020			March 31, 2020
		Effective			Effective			Effective			Effective
	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM	Amount	Rate	WAM
	(Dollars in thousands)
Beginning balance	$1,790,000	2.31%	3.0	$1,990,000	2.29%	2.9	$2,090,000	2.25%	3.0	$2,090,000	2.37%	2.6
Maturities and prepayments:
FHLB advances	(350,000)	2.40		(440,000)	2.49		(200,000)	2.35		(415,000)	2.45
Repurchase agreements	—	—		(100,000)	2.53		—	—		—	—
New FHLB borrowings:
Fixed-rate	100,000	1.09	5.0	—	—	—	—	—	—	350,000	1.70	4.7
Interest rate swaps(1)	200,000	2.63	1.5	340,000	2.73	3.5	100,000	3.20	8.0	65,000	2.61	4.0
Ending balance	$1,740,000	2.26	3.0	$1,790,000	2.31	3.0	$1,990,000	2.29	2.9	$2,090,000	2.25	3.0

(1)Represents adjustable-rate FHLB advances for which the Bank has entered into interest rate swaps to hedge the variability in cash flows associated with the advances. The effective rate and WAM presented include the effect of the interest rate swaps.

Average Rates and Lives

At December 31, 2020, the Bank's gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice within one year was $86.8 million, or 0.90% of total assets, compared to $436.4 million, or 4.6% of total assets, at September 30, 2020. The decrease in the one-year gap amount was due primarily to an increase in non-maturity deposits during the quarter. In the Bank's interest rate risk model, short-term increases in non-maturity deposits are assumed to be unstable and thus are not considered to be long-term core deposits. As a result, these deposits are assumed to reprice in the short term. This resulted in an increase in the amount of liabilities repricing in the one-year horizon. Additionally, interest rates were higher at December 31, 2020 compared to September 30, 2020, resulting in a decrease in the prepayment projections of mortgage-related assets compared to the previous quarter.

The majority of interest-earning assets anticipated to reprice in the coming year are repayments and prepayments on one- to four-family loans and MBS, both of which include the option to prepay without a fee being paid by the contract holder. The amount of interest-bearing liabilities expected to reprice in a given period is not typically impacted significantly by changes in interest rates, but did increase this quarter, because the Bank's borrowings and certificate of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty. If interest rates were to increase 200 basis points, as of December 31, 2020, the Bank's one-year gap is projected to be $(995.3) million, or (10.36)% of total assets. The decrease in the gap compared to when there is no change in rates is due to lower anticipated net cash flows primarily due to lower repayments on mortgage-related assets in the higher rate environment. This compares to a one-year gap of $(609.6) million, or (6.43)% of total assets, if interest rates were to have increased 200 basis points as of September 30, 2020.

During the current quarter, loan repayments totaled $664.1 million and cash flows from the securities portfolio totaled $152.4 million. The majority of these cash flows were reinvested into new loans and securities at current market interest rates. Total cash flows from term liabilities that matured and/or repriced into current market interest rates during the current quarter were $465.6 million, including $53.0 million in term borrowings. These offsetting cash flows allow the Bank to manage its interest rate risk and gap position more precisely than if the Bank did not have offsetting cash flows due to its mix of assets or maturity structure of liabilities.

The Bank primarily uses long-term fixed-rate borrowings with no embedded options to lengthen the average life of the Bank's liabilities. The fixed-rate characteristics of these borrowings lock-in the cost until maturity and thus decrease the amount of liabilities repricing as interest rates move higher compared to funding with lower-cost short-term borrowings. These borrowings are laddered in order to prevent large amounts of liabilities repricing in any one period. The WAL of the Bank's term borrowings as of December 31, 2020 was 2.0 years. However, including the impact of interest rate swaps related to $640.0 million of adjustable-rate FHLB advances, the WAL of the Bank's term borrowings as of December 31, 2020 was 3.0 years. The interest rate swaps effectively convert the adjustable-rate borrowings into long-term, fixed-rate liabilities.

In addition to these wholesale strategies, the Bank has benefited from an increase in non-maturity deposits. Rates paid on non-maturity deposits are not expected to increase as market interest rates rise. Specifically, checking accounts and savings accounts have had minimal interest rate fluctuations throughout historical interest rate cycles, though no assurance can be given that this will be the case in future interest rate cycles. The balances and rates of these accounts have historically tended to remain very stable over time, giving them the characteristic of long-term liabilities. The Bank uses historical data pertaining to these accounts to estimate their future balances. Additionally, as we expand the commercial banking business, we expect to have the ability to obtain lower-costing commercial deposits, which could be used to reduce the cost of funds by replacing FHLB borrowings and wholesale deposits.

With the significant decrease in interest rates during calendar year 2020, the Bank has decreased the rates on certificates of deposit and money market accounts on pace with competitors in its market areas. The Bank will continue to adjust rates as market conditions allow.

The following table presents the weighted average yields/rates and WALs (in years), after applying prepayment, call assumptions, and decay rates for our interest-earning assets and interest-bearing liabilities as of December 31, 2020. Yields presented for interest-earning assets include the amortization of fees, costs, premiums and discounts, which are considered adjustments to the yield. The interest rate presented for term borrowings is the effective rate, which includes the impact of interest rate swaps and the amortization of deferred prepayment penalties resulting from FHLB advances previously prepaid. The WAL presented for term borrowings includes the effect of interest rate swaps. The maturity and repricing terms presented for one- to four-family loans represent the contractual terms of the loan.

	Amount	Yield/Rate	WAL	% of Category	% of Total
	(Dollars in thousands)
Investment securities	$454,566	0.54%	1.0	23.7%	4.9%
MBS - fixed	1,276,159	1.56	3.4	66.7	13.9
MBS - adjustable	183,141	2.44	3.2	9.6	2.0
Total securities	1,913,866	1.40	2.8	100.0%	20.8
Loans receivable:
Fixed-rate one- to four-family:
<= 15 years	1,179,678	2.89	3.1	16.8%	12.8
> 15 years	4,178,726	3.58	4.2	59.5	45.5
Fixed-rate commercial	500,075	4.26	3.9	7.1	5.4
All other fixed-rate loans	43,802	4.46	4.7	0.6	0.5
Total fixed-rate loans	5,902,281	3.50	4.0	84.0	64.2
Adjustable-rate one- to four-family:
<= 36 months	183,690	2.11	4.9	2.6	2.0
> 36 months	577,738	2.99	3.1	8.2	6.3
Adjustable-rate commercial	263,803	4.58	6.6	3.8	2.9
All other adjustable-rate loans	96,114	4.21	2.4	1.4	1.0
Total adjustable-rate loans	1,121,345	3.32	4.1	16.0	12.2
Total loans receivable	7,023,626	3.47	4.0	100.0%	76.4
FHLB stock	84,693	4.97	2.0		0.9
Cash and cash equivalents	168,032	0.08	—		1.9
Total interest-earning assets	$9,190,217	2.99	3.6		100.0%

Non-maturity deposits	$3,392,684	0.17	5.5	52.9%	41.6%
Retail/business certificates of deposit	2,777,948	1.68	1.4	43.3	34.1
Public unit certificates of deposit	240,210	0.64	0.4	3.8	2.9
Total deposits	6,410,842	0.84	3.5	100.0%	78.6
Term borrowings	1,740,000	2.26	3.0		21.4
Total interest-bearing liabilities	$8,150,842	1.14	3.4		100.0%

Average Balance Sheets
The following table presents the average balances of our assets, liabilities, and stockholders' equity, and the related weighted average yields and rates (annualized for the three-month periods) on our interest-earning assets and interest-bearing liabilities for the periods indicated, as well as selected performance ratios and other information for the periods shown. Weighted average yields are derived by dividing income (annualized for the three-month periods) by the average balance of the related assets, and weighted average rates are derived by dividing expense (annualized for the three-month periods) by the average balance of the related liabilities, for the periods shown. Average outstanding balances are derived from average daily balances. The weighted average yields and rates include amortization of fees, costs, premiums and discounts, which are considered adjustments to yields/rates. Weighted average yields on tax-exempt securities are not calculated on a fully taxable equivalent basis.

	For the Three Months Ended
	December 31, 2020			September 30, 2020			December 31, 2019
	Average	Interest		Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Amount	Paid	Rate	Amount	Paid	Rate	Amount	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
One- to four-family loans	$6,220,204	$50,005	3.22%	$6,411,923	$53,858	3.36%	$6,543,298	$58,361	3.57%
Commercial loans	770,096	9,404	4.78	815,222	9,092	4.37	766,232	9,657	4.94
Consumer loans	110,048	1,285	4.65	115,247	1,365	4.71	130,253	1,896	5.77
Total loans receivable(1)	7,100,348	60,694	3.41	7,342,392	64,315	3.49	7,439,783	69,914	3.75
MBS(2)	1,302,074	5,710	1.75	1,027,875	5,425	2.11	933,448	6,102	2.61
Investment securities(2)(3)	431,493	683	0.63	309,118	731	0.95	284,587	1,507	2.12
FHLB stock	85,187	1,069	4.99	101,163	1,080	4.25	98,384	1,826	7.36
Cash and cash equivalents	201,468	51	0.10	217,475	55	0.10	162,126	687	1.66
Total interest-earning assets	9,120,570	68,207	2.98	8,998,023	71,606	3.17	8,918,328	80,036	3.58
Other non-interest-earning assets	453,422			466,789			427,858
Total assets	$9,573,992			$9,464,812			$9,346,186

Liabilities and stockholders' equity:
Interest-bearing liabilities:
Checking	$1,360,864	223	0.07	$1,294,557	212	0.07	$1,085,818	170	0.06
Savings	442,906	68	0.06	426,798	70	0.07	357,674	79	0.09
Money market	1,474,720	1,184	0.32	1,362,042	1,252	0.37	1,173,545	2,063	0.70
Retail/business certificates	2,745,836	12,178	1.76	2,760,645	13,142	1.89	2,681,081	14,111	2.09
Wholesale certificates	251,634	414	0.66	267,967	623	0.92	275,941	1,539	2.21
Total deposits	6,275,960	14,067	0.89	6,112,009	15,299	1.00	5,574,059	17,962	1.28
Borrowings(4)	1,775,380	10,327	2.30	1,819,601	10,624	2.31	2,233,327	13,377	2.36
Total interest-bearing liabilities	8,051,340	24,394	1.20	7,931,610	25,923	1.30	7,807,386	31,339	1.59
Other non-interest-bearing liabilities	240,476			227,915			206,253
Stockholders' equity	1,282,176			1,305,287			1,332,547
Total liabilities and stockholders' equity	$9,573,992			$9,464,812			$9,346,186

Net interest income(5)		$43,813			$45,683			$48,697
Net interest rate spread(6)			1.78			1.87			1.99
Net interest-earning assets	$1,069,230			$1,066,413			$1,110,942
Net interest margin(7)			1.92			2.03			2.18
Ratio of interest-earning assets to interest-bearing liabilities			1.13x			1.13x			1.14x

Selected performance ratios:
Return on average assets (annualized)			0.79%			0.77%			0.96%
Return on average equity (annualized)			5.90			5.60			6.76
Average equity to average assets			13.39			13.79			14.26
Operating expense ratio(8)			1.13			1.15			1.13
Efficiency ratio(9)			55.37			53.64			48.89

(1)Balances are adjusted for unearned loan fees and deferred costs. Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent.
(2)AFS securities are adjusted for unamortized purchase premiums or discounts.
(3)The average balance of investment securities includes an average balance of nontaxable securities of $9.1 million, $10.9 million and $17.3 million for the quarters ended December 31, 2020, September 30, 2020 and December 31, 2019, respectively.
(4)The FHLB advance amounts and rates included in this line include the effect of interest rate swaps and are net of deferred prepayment penalties.
(5)Net interest income represents the difference between interest income earned on interest-earning assets and interest paid on interest-bearing liabilities. Net interest income depends on the average balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.
(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(7)Net interest margin represents annualized net interest income as a percentage of average interest-earning assets.
(8)The operating expense ratio represents annualized non-interest expense as a percentage of average assets.
(9)The efficiency ratio represents non-interest expense as a percentage of the sum of net interest income (pre-provision for credit losses) and non-interest income.